Exhibit 2.1

Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated December 6, 2006 (this “Agreement”), between CDRV Investors, Inc., a Delaware corporation (the “Assignor”), and CDRV Investment Holdings Corporation, a Delaware corporation (the “Assignee”).

WHEREAS, the Assignor is the sole shareholder of the Assignee and the sole shareholder of CDRV Holdings, Inc., a Delaware corporation (“Holdings”);

WHEREAS, the Assignor is the obligor under the Indenture, dated as of December 16, 2004 (the “Indenture”), between the Assignor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), providing for, among other things, the 9 5/8% Senior Discount Notes due 2015 (the “Senior Discount Notes”);

WHEREAS, the Assignor wishes to transfer, convey, assign and deliver (the “Transfer”) to the Assignee, and the Assignee wishes to acquire from the Assignor, substantially all the assets of the Assignor (including all the common stock of Holdings owned by the Assignor, but excluding the common stock of the Assignee);

WHEREAS, in consideration of the Transfer and in accordance with Article V of the Indenture, the Assignee wishes to assume all the obligations of the Assignor under the Indenture and the Senior Discount Notes; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Assignor, the Assignee and the Trustee are executing and delivering a supplemental indenture to the Indenture in accordance with Article V of the Indenture;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.             Assignment of Assets.  The Assignor hereby transfers, conveys, assigns and delivers to the Assignee, the Assignor’s entire right, title and interest in and to (i) all of the shares of common stock of Holdings (which represent all of the shares of capital stock of, membership interests in and other equity interests in any entity owned by the Assignor, other than the shares of common stock of the Assignee owned by the Assignor), and (ii) all deferred debt issuance costs related to the Senior Discount Notes that are reflected on the balance sheet of the Assignor; which collectively represent substantially all the assets of the Assignor.

2.             Assignment of Rights and Obligations.  The Assignor hereby irrevocably assigns, transfers and conveys to the Assignee all of the Assignor’s rights, obligations, covenants, agreements, duties and liabilities under or with respect to the Indenture and the Senior Discount Notes.

3.             Assumption of Liabilities.  The Assignee hereby expressly assumes and agrees to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Assignor under the Indenture and the Senior Discount Notes. The Assignee hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Senior Discount Notes and agrees that it shall be the successor and shall succeed to, and be substituted for, and may exercise every right and power of, the Assignor under the Indenture and the Senior Discount Notes.

4.             Further Assurances.  Each of the Assignor and the Assignee hereby agrees that, from time to time at the other’s request, it will execute and deliver such further instruments of conveyance, transfer and assignment or of assumption and release, as the case may be, and will take such action as the other may reasonably request in order to more fully give effect to and implement the transactions contemplated by this Agreement.

5.             Miscellaneous.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement may be modified only by an instrument executed by each of the parties hereto.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The Section headings herein are for convenience only and shall not affect the construction hereof.  This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

CDRV INVESTORS, INC.

By	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President,
General Counsel and Secretary

CDRV INVESTMENT HOLDINGS CORPORATION

By	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President,
General Counsel and Secretary